Exhibit 99.1

Variation Biotechnologies and Paulson Capital Announce Completion of Merger

●	Paulson Capital (Delaware) Corp. Changes Name to VBI Vaccines Inc.
●	VBI Vaccines Inc. Shares to Trade on NASDAQ Under the Ticker Symbol “VBIV” at Market Open on Tuesday, July 29, 2014
●	VBIV Completes Private Placements Totaling $16.25M and Enters into Credit Agreement for a secured Debt Facility up to$6M

CAMBRIDGE, Mass., July 28, 2014 – Variation Biotechnologies (US) Inc., (“VBI”) a Cambridge-based vaccine development company announced today the completion of a merger on July 25, 2014 with Paulson Capital (Delaware) Corp. (NASDAQ: PLCC) (“Paulson”). VBI becomes a wholly-owned subsidiary of Paulson and Paulson will now be known as VBI Vaccines Inc. (“VBI Vaccines”). Beginning July 29, 2014, its stock will trade on The NASDAQ Capital Market under the symbol VBIV following the consummation of a 1-for-5 reverse split.

Concurrent with the closing of the merger, VBI Vaccines completed two private placements of equity securities with gross proceeds of approximately $16,250,000 from VBI’s existing biotech venture capital fund investors and other  institutional investors. In addition to participating in the private placement, Perceptive Advisors also entered into a credit agreement with the Company for a secured debt facility up to $6,000,000, half of which may be drawn down immediately.

At the effective time of the merger, Paulson divested its ownership of its former operating subsidiary, Paulson Investment Company, Inc., which will operate as an independent entity going forward under new ownership.

Jeff Baxter, President and Chief Executive Officer of VBI and VBI Vaccines, stated, "A merger with Paulson provides a strong financial foundation with enhanced access to capital to further VBI’s mission of innovative vaccine formulation, development, and delivery of safe and effective prophylactic and therapeutic vaccines. The merger provides an excellent opportunity to progress our eVLP platform and lead CMV candidate into clinical development and to meet our long-term growth objectives through the acquisition of novel, innovative platforms and clinical assets."

Trent D. Davis, former President of Paulson and now a director of VBI Vaccines, said, “We are very proud of the impact that Chet Paulson and Paulson Investment Company has had on capital formation for emerging growth companies for more than 40 years. On behalf of the board of Paulson and Chet Paulson, I would like to thank all of our loyal shareholders and wish them continued success as shareholders of VBI Vaccines. We are very pleased to have merged with VBI, whose world class management and scientific team have a proven track record developing products that address critical unmet medical needs.”

Mr. Davis added, "We are also pleased to announce that we have formed an irrevocable liquidating trust for the benefit of certain legacy shareholders who were holders of record of our stock on October 11, 2013, as previously announced. The trust now holds what were the non-operating assets of Paulson Investment Company, Inc., our former operating subsidiary. These assets will be liquidated and distributed to the legacy shareholders over time."

Palladium Capital Advisors, LLC assisted as a placement agent to the transactions.

About VBI

VBI is a biopharmaceutical company developing novel technologies that seek to expand vaccine protection in large underserved markets. VBI’s eVLP vaccine platform allows for the design of enveloped (“e”) virus-like particle (“VLP”) vaccines that closely mimic the target virus. The company’s lead eVLP asset is a prophylactic Cytomegalovirus (CMV) vaccine; VBI has initiated work for GMP manufacturing of its CMV candidate for use in formal preclinical and Phase I trials. The company’s second platform is a thermostable technology that enables the development of vaccines and biologics that can withstand storage or shipment at constantly fluctuating temperatures. VBI has completed proof of concept thermostability studies on a number of vaccine and biologic targets. VBI is headquartered in Cambridge, MA with research facilities in Ottawa, Canada. For more information on VBI, please visit its Web site at http://www.vbivaccines.com.

About Paulson

Paulson Capital (Delaware) Corp. was founded in 1970 by Chet Paulson. Its former operating subsidiary, Paulson Investment Company LLC, will continue to operate independently as a boutique investment banking firm with offices in Portland, San Francisco, and New York. For more information on Paulson, please visit its Web site at http://www.paulsoninvestment.com.

Forward-Looking Statements Disclosure

This press release contains certain "forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the efficacy of potential products, the timelines for bringing such products to market, and the availability of funding sources for continued development of such products. Forward-looking statements are based on management's estimates, assumptions, and projections, and are subject to uncertainties, many of which are beyond the control of VBI Vaccines. Actual results may differ materially from those anticipated in any forward-looking statement. Factors that may cause such differences include the risks that potential products that appear promising to VBI Vaccines cannot be shown to be efficacious or safe in subsequent preclinical or clinical trials, VBI Vaccines will not obtain appropriate or necessary governmental approvals to market these or other potential products, VBI Vaccines may not be able to obtain anticipated funding for their development projects or other needed funding, and VBI Vaccines may not be able to secure or enforce adequate legal protection, including patent protection, for their products. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

More detailed information about VBI Vaccines and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this press release, is set forth in VBI Vaccine's filings with the Securities and Exchange Commission (the “Commission”).  VBI Vaccines urges investors and security holders to read those documents free of charge at the Commission's Web site at http://www.sec.gov. Interested parties may also obtain those documents free of charge from VBI Vaccines. Forward-looking statements speak only as to the date they are made, and except for any obligation under the U.S. federal securities laws, VBI Vaccines undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.

Contact

Jeff Baxter, President and CEO

Phone: 617 830 3031 x125 or,

Email: info@vbivaccines.com

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